EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S‑3 No. 333‑183526) of Hospitality Properties Trust and the Registration Statement (Form S‑8 No. 333‑191096) pertaining to the 2012 Equity Compensation Plan of Hospitality Properties Trust of our reports dated February 27, 2015 with respect to the consolidated financial statements and schedule of Hospitality Properties Trust and the effectiveness of internal control over financial reporting of Hospitality Properties Trust included in this Annual Report (Form 10‑K) of Hospitality Properties Trust for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 27, 2015